Exhibit 99

HILLSHIRE BRANDS CONTINUES STRONG MOMENTUM IN THIRD QUARTER
Raises Sales Guidance, Expects EPS at High End of Range

CHICAGO, IL (May 6, 2014) - The Hillshire Brands Company (NYSE: HSH) today reported results for the third quarter and first nine months of fiscal year 2014.

•	Third quarter net sales grew 3.4% to $955 million

•	Adjusted[1] operating income grew 34.8% to $97 million; reported operating income grew 18.3% to $76 million

•	Adjusted diluted EPS grew 31.4% to $0.46; reported diluted EPS unchanged at $0.34

•	Fiscal 2014 sales growth expected to be in low single digits and adjusted diluted EPS at the high end of the guidance range

CEO Perspective
“The tremendous progress we have made in strengthening our brands and reducing costs is unmistakable. Despite an unusually inflationary input cost environment, we meaningfully improved our core business fundamentals and have increased our operating margins. Underlying this performance is the work we have done to improve our capabilities in areas like innovation, pricing analytics and marketing, as well as our robust productivity programs,” said Sean Connolly, president and CEO of The Hillshire Brands Company.

“In addition to our base business momentum, we are beginning to leverage our balance sheet for additional value creation, with a focus on acquisitions. Overall, while I am pleased by another strong quarter, I am most encouraged that we have validated our original investment thesis and are well positioned to deliver strong returns over the long run,” added Connolly.

Discussion of Continuing Operations Results
Net sales of $955 million were up 3.4% versus the prior year’s third quarter as positive price/mix in both the Retail and Foodservice/Other segments more than offset volume declines resulting largely from pricing actions. The company estimates the later timing of Easter negatively impacted net sales growth by approximately 130 basis points.

Adjusted operating income of $97 million increased 34.8%, and reported operating income increased 18.3% to $76 million primarily behind higher sales and non-input cost favorability. As a percent of net sales, adjusted operating income was 10.1%.

On a year-to-date basis, net sales of $3.0 billion were up 2.1% versus the prior-year period as positive price/mix more than offset volume declines. Adjusted operating income of $312 million increased 3.9% as cost efficiencies and positive mix more than offset under-recovery of input cost inflation via pricing; reported operating income decreased 0.5% to $247 million. As a percent of net sales, adjusted operating income was 10.3%.

1 The term “adjusted operating income” and other financial measures identified as “adjusted” are explained and reconciled to comparable GAAP measures at the end of this release.

Hillshire Brands Continues Strong Momentum In Third Quarter - Page 2

Retail
Retail net sales were up 3.2% in the quarter versus the prior year as favorable price/mix more than offset volume declines, which were largely the result of pricing actions. Sales growth was supported by a strong MAP rate of 4.2% of total company net sales. Operating segment income increased 19.9% versus the prior year as increased sales and cost efficiencies more than offset higher input costs.

Led by Delights breakfast sandwiches, Jimmy Dean continued to post strong volume and sales growth in the quarter. The acceptance of the new products that extend Jimmy Dean beyond breakfast has also been positive. Hillshire Farm lunchmeat has continued to perform well behind strong advertising and new products. Aidells posted double-digit volume and sales growth as both smoked sausage and meatballs maintained strong momentum.

Foodservice/Other
Net sales increased 4.0% as commodity-driven pricing and favorable mix offset volume declines. Excluding commodity meat sales, net sales increased 5.3%. Operating segment income increased 9.6% versus the prior year behind increased sales and continued cost management.

Sales in the convenience store channel grew despite weather-related traffic declines. Bakery products, including the Bistro brand and Luxe Layer pies, continued to gain market share through increased distribution.

Corporate
Excluding significant items, corporate expenses for the quarter totaled $5 million, benefiting from cost favorability, timing of expenses, and $1 million of favorable mark-to-market gains.

Capital Allocation
On April 21, 2014, the Company announced a definitive agreement to acquire Van's Natural Foods. Van's is a leading better-for-you food brand that offers multiple product lines in frozen breakfast and snack foods. The company expects the transaction to close in May 2014, pending regulatory clearance, with a total purchase price of $165 million in cash.

Outlook
The company now expects full-year sales growth in the low single digits and adjusted diluted EPS to be at the high end of the previously provided range. In the fourth quarter, the company expects margins to be lower than those achieved year to date given sharply higher input costs and planned investments in merchandising to support the important grilling season.

Corporate expenses are now expected to be between $40-$45 million, excluding significant items and mark-to-market adjustments. The company continues to expect an adjusted effective tax rate of 35-36% and continues to expect net interest expense of approximately $40 million.

Webcast
The Hillshire Brands Company's review of its third quarter fiscal year 2014 results will be broadcast live via the Internet today at 9:30 a.m. CDT. The live webcast, together with the slides reviewed during the webcast, can be accessed in the Investor Relations section on www.hillshirebrands.com. For people who are unable to listen to the webcast live, a recording will be available on the website at 2:00 p.m. CDT on the day of the webcast until November 6, 2014.

About The Hillshire Brands Company
The Hillshire Brands Company (NYSE: HSH) is a leader in branded, convenient foods. The company generated approximately $4 billion in annual sales in fiscal 2013, has more than 9,000 employees, and is based in Chicago, IL. Hillshire Brands’ portfolio includes iconic brands such as Jimmy Dean, Ball Park, Hillshire Farm, State Fair, Sara Lee frozen bakery and Chef Pierre pies, as well as artisanal brands Aidells, Gallo Salame and Golden Island premium jerky. For more information on the company, please visit www.hillshirebrands.com.
####

Hillshire Brands Continues Strong Momentum In Third Quarter - Page 3

Forward-Looking Statements
This release contains forward-looking statements regarding Hillshire Brands' business prospects and future financial results and metrics, including statements contained under the heading “CEO Perspective,” and “Outlook.” Forward-looking statements are typically preceded by terms such as “will,” “anticipates,” “intends,” “expects,” “plans,” “likely” or “believes” and other similar terms. These forward-looking statements are based on currently available competitive, financial and economic data and management's views and assumptions regarding future events and are inherently uncertain.
Investors must recognize that actual results may differ from those expressed or implied in the forward-looking statements, and the company wishes to caution readers not to place undue reliance on any forward-looking statements. Among the factors that could cause Hillshire Brands' actual results to differ from such forward-looking statements are those described under Item 1A, Risk Factors, in Hillshire Brands' most recent Annual Report on Form 10-K, as well as factors relating to:

•
The consumer marketplace, such as (i) intense competition, including advertising, promotional and price competition; (ii) changes in consumer behavior due to economic conditions, such as a shift in consumer demand toward private label; (iii) fluctuations in raw material costs, Hillshire Brands' ability to increase or maintain product prices in response to cost fluctuations and the impact on profitability; (iv) the impact of various food safety issues and regulations on sales and profitability of Hillshire Brands' products; and (v) inherent risks in the marketplace associated with product innovations, including uncertainties related to execution and trade and consumer acceptance;

•
Hillshire Brands' relationship with its customers, such as (i) a significant change in Hillshire Brands' business with any of its major customers, such as Wal-Mart, its largest customer; and (ii) credit and other business risks associated with customers operating in a highly competitive retail environment;

•	Hillshire Brands' spin-off of its international coffee and tea business in June 2012, including potential tax liabilities and other indemnification obligations; and

•
Other factors, such as (i) Hillshire Brands' ability to generate margin improvement through cost reduction and productivity improvement initiatives; (ii) Hillshire Brands' credit ratings, the impact of Hillshire Brands' capital plans on such credit ratings and the impact these ratings and changes in these ratings may have on Hillshire Brands' cost to borrow funds and access to capital/debt markets; and (iii) the settlement of a number of ongoing reviews of Hillshire Brands' income tax filing positions and inherent uncertainties related to the interpretation of tax regulations in the jurisdictions in which Hillshire Brands transacts or has transacted business.

Hillshire Brands Continues Strong Momentum In Third Quarter - Page 4

Income Statement Summary: Reported to Adjusted
For the Third Quarter ended March 29, 2014 and March 30, 2013 (in millions, except per share data—unaudited)

	Third Quarter ended
	March 29, 2014			March 30, 2013
	Reported	Significant Items	Adjusted(1)	Reported	Significant Items	Adjusted(1)
Continuing Operations:
Retail	$713		$713	$692		$692
Foodservice/Other	242		242	232		232
Net sales	955		955	924		924
% change from prior year	3.4%		3.4%

Cost of Sales	674	2	672	652	2	650
Gross Profit	281	(2)	283	272	(2)	274
Gross Margin	29.4%		29.6%	29.4%		29.6%
SG&A
MAP	40	—	40	39	—	39
SG&A (excluding MAP)	160	14	146	166	3	163

Net charges for exit activities, asset and business dispositions	5	5	—	1	1	—
Impairment charges	—	—	—	1	1	—

Total operating income	76	(21)	97	65	(7)	72
% change from prior year	18.3%		34.8%
Operating Margin	8.0%		10.1%	7.0%		7.8%

Net interest expense	10	—	10	11	—	11
Income tax expense (benefit)	24	(6)	30	12	(6)	18
Income from continuing operations	$42	$(15)	$57	$42	$(1)	$43
% change from prior year	1.5%		29.4%
Net Margin	4.5%		5.9%	4.5%		4.7%
Reconciliation from operating segment income to operating income:
Retail	$92		$92	$76		$76
Foodservice/Other	10		10	9		9
Operating segment income	102		102	85		85

General corporate expense	(4)	—	(4)	(12)	—	(12)
Mark-to-market derivative gains/(losses)	1	—	1	—	—	—
Amortization of trademarks/intangibles	(2)	—	(2)	(1)	—	(1)
Significant items	(21)	(21)	—	(7)	(7)	—
Total operating income	$76	$(21)	$97	$65	$(7)	$72
Average Shares Outstanding
Basic	123		123	123		123
Diluted	124		124	124		124
Earnings per share of common stock from continuing operations
Basic	$0.35	$(0.11)	$0.46	$0.34	$(0.02)	$0.36
% change from prior year	2.9%		27.8%

Diluted	$0.34	$(0.12)	$0.46	$0.34	$(0.01)	$0.35
% change from prior year	—%		31.4%

(1)	Represents a non-GAAP financial measure. See detailed explanation of these and other non-GAAP measures at end of this release.

Hillshire Brands Continues Strong Momentum In Third Quarter - Page 5

Income Statement Summary: Reported to Adjusted
For the Nine Months Ended March 29, 2014 and March 30, 2013 (in millions, except per share data—unaudited)

	Nine Months Ended
	March 29, 2014			March 30, 2013
	Reported	Significant Items	Adjusted(1)	Reported	Significant Items	Adjusted(1)
Continuing Operations:
Retail	$2,226		$2,226	$2,188		$2,188
Foodservice/Other	795		795	770		770
Net sales	3,021		3,021	2,958		2,958
% change from prior year	2.1%		2.1%

Cost of Sales	2,150	11	2,139	2,060	6	2,054
Gross Profit	871	(11)	882	898	(6)	904
Gross Margin	28.8%		29.2%	30.4%		30.6%
SG&A
MAP	113	—	113	127	—	127
SG&A (excluding MAP)	496	39	457	515	38	477

Net charges for exit activities, asset and business dispositions	15	15	—	7	7	—
Impairment charges	—	—	—	1	1	—

Total operating income	247	(65)	312	248	(52)	300
% change from prior year	(0.5)%		3.9%
Operating Margin	8.2%		10.3%	8.4%		10.1%

Net interest expense	30	—	30	30	—	30
Income tax expense (benefit)	32	(68)	100	69	(22)	91
Income from continuing operations	$185	$3	$182	$149	$(30)	$179
% change from prior year	24.3%		1.6%
Net Margin	6.1%		6.0%	5.0%		6.1%
Reconciliation from operating segment income to operating income:
Retail	$267		$267	$272		$272
Foodservice/Other	66		66	62		62
Operating segment income	333		333	334		334

General corporate expense	(23)	—	(23)	(32)	—	(32)
Mark-to-market derivative gains/(losses)	6	—	6	1	—	1
Amortization of trademarks/intangibles	(4)	—	(4)	(3)	—	(3)
Significant items	(65)	(65)	—	(52)	(52)	—
Total operating income	$247	$(65)	$312	$248	$(52)	$300
Average Shares Outstanding
Basic	123		123	123		123
Diluted	124		124	123		123
Earnings per share of common stock from continuing operations
Basic	$1.50	$0.02	$1.48	$1.22	$(0.24)	$1.46
% change from prior year	23.0%		1.4%

Diluted	$1.49	$0.02	$1.47	$1.21	$(0.25)	$1.46
% change from prior year	23.1%		0.7%

(1)	Represents a non-GAAP financial measure. See detailed explanation of these and other non-GAAP measures at end of this release.

Hillshire Brands Continues Strong Momentum In Third Quarter - Page 6

Net Sales Bridge
For the Quarter and Nine Months Ended March 29, 2014 (unaudited)

The following table illustrates the components of the change in net sales versus the prior year:

Third quarter ended March 29, 2014	Retail	Foodservice/ Other	Total Company
Volume	(2.7)%	(4.1)%	(3.2)%
Price/Mix	5.4	8.1	6.2
Organic sales change	2.7	4.0	3.0
Acquisitions	0.5	—	0.4
Total Net Sales Change	3.2%	4.0%	3.4%

First Nine Months ended March 29, 2014	Retail	Foodservice/ Other	Total Company
Volume	(1.7)%	(3.3)%	(2.2)%
Price/Mix	3.0	6.5	4.0
Organic sales change	1.3	3.2	1.8
Acquisitions	0.4	—	0.3
Total Net Sales Change	1.7%	3.2%	2.1%

See detailed explanation of this and other non-GAAP measures in this release.

Hillshire Brands Continues Strong Momentum In Third Quarter - Page 7

Condensed Consolidated Balance Sheet Data
At March 29, 2014 and June 29, 2013 (in millions—unaudited)

	March 29, 2014	June 29, 2013
Assets
Cash and equivalents	$219	$400
Short term investments	170	—
Trade accounts receivable, less allowances	205	219
Inventories	300	313
Current deferred income taxes	98	71
Income tax receivable	—	18
Other current assets	106	85
Total current assets	1,098	1,106
Property, net of accumulated depreciation of $1,249 and $1,185, respectively	814	818
Trademarks and other identifiable intangibles	134	121
Goodwill	371	348
Deferred income taxes	64	20
Other noncurrent assets	50	21
	$2,531	$2,434
Liabilities and Equity
Accounts payable	$306	$295
Accrued liabilities	323	357
Current maturities of long-term debt	102	19
Total current liabilities	731	671
Long-term debt	840	932
Pension obligation	107	119
Other liabilities	252	228
Equity
Hillshire Brands common stockholders’ equity	601	484
	$2,531	$2,434

Hillshire Brands Continues Strong Momentum In Third Quarter - Page 8

Consolidated Statements of Cash Flows
For the Nine Months Ended March 29, 2014 and March 30, 2013 (in millions—unaudited)

	Nine Months Ended
	March 29, 2014	March 30, 2013
Operating activities -
Net income	$186	$211
Adjustments to reconcile net income to net cash from operating activities:
Depreciation	97	110
Amortization	17	13
Impairment	—	1
Net gain on business dispositions	—	(69)
(Decrease) increase in deferred income taxes	(76)	31
Other	4	(14)
Changes in current assets and liabilities, net of businesses acquired and sold:
Trade accounts receivable	14	32
Inventories	14	(42)
Other current assets	(21)	17
Accounts payable	4	(72)
Accrued liabilities	(37)	(76)
Accrued taxes	30	40
Net cash from operating activities	232	182
Investing activities -
Purchases of property and equipment	(97)	(103)
Purchases of software and other intangibles	(10)	(4)
Acquisition of businesses	(35)	—
Dispositions of businesses and investments	—	96
Cash from derivative transactions	2	3
Cash used to invest in short-term investments	(367)	—
Cash received from maturing short-term investments	194	—
Sales of assets	—	1
Net cash used in investing activities	(313)	(7)
Financing activities -
Issuances of common stock	8	42
Purchases of common stock	(30)	—
Repayments of other debt and derivatives	(20)	(5)
Payments of dividends	(58)	(31)
Net cash (used in) from financing activities	(100)	6
(Decrease) / Increase in cash and equivalents	(181)	181
Cash and equivalents at beginning of year	400	235
Cash and equivalents at end of period	$219	$416
Supplemental cash flow data:
Cash paid for restructuring actions	$55	$69
Cash contributions to pension plans	6	5
Cash paid for income taxes	79	5

Hillshire Brands Continues Strong Momentum In Third Quarter - Page 9

Significant Items
Quarter Ended March 29, 2014 and March 30, 2013 (in millions, except per share data—unaudited)

	Quarter Ended March 29, 2014			Quarter Ended March 30, 2013
(In millions, except per share data)	Pretax Impact	Net Income (Loss) (2)	Diluted EPS Impact(1)	Pretax Impact	Net Income (Loss) (2)	Diluted EPS Impact(1)
Continuing operations:
Total restructuring actions excluding accelerated depreciation	$(16)	$(10)	$(0.08)	$(9)	$(5)	$(0.05)
Accelerated depreciation	(2)	(1)	(0.01)	(3)	(2)	(0.01)
Other significant items(*)	(3)	(4)	(0.02)	5	6	0.05
Impact of significant items on income from continuing operations	(21)	(15)	(0.12)	(7)	(1)	(0.01)
Impact of significant items on income from discontinued operations (**)	—	—	—	59	47	0.38
Impact of significant items on net income (loss)	$(21)	$(15)	$(0.12)	$52	$46	$0.37

Impact of significant items on income from continuing operations before income taxes
Cost of sales	$(2)			$(2)
Selling, general and administrative expenses	(14)			(3)
Impairment charges	—			(1)
Exit and business dispositions	(5)			(1)
Total	$(21)			$(7)
Notes:

(1)	EPS amounts are rounded to the nearest $0.01 and may not add to the total.

(2)	Taxes computed at applicable statutory rates.
* Includes impact from adjustments to tax provision estimates and other costs.
** Includes gain on disposition of Australian Bakery business and impact of tax-related matters on dispositions.

Hillshire Brands Continues Strong Momentum In Third Quarter - Page 10

Significant Items
Nine Months Ended March 29, 2014 and March 30, 2013 (in millions, except per share data—unaudited)

	Nine Months Ended March 29, 2014			Nine Months Ended March 30, 2013
(In millions, except per share data)	Pretax Impact	Net Income (Loss) (2)	Diluted EPS Impact(1)	Pretax Impact	Net Income (Loss) (2)	Diluted EPS Impact(1)
Continuing operations:
Total restructuring actions excluding accelerated depreciation	$(51)	$(32)	$(0.25)	$(30)	$(19)	$(0.15)
Accelerated depreciation	(12)	(7)	(0.06)	(24)	(15)	(0.12)
Other significant items(*)	(2)	42	0.34	2	4	0.03
Impact of significant items on income from continuing operations	(65)	3	0.02	(52)	(30)	(0.25)
Impact of significant items on income from discontinued operations (**)	2	1	0.01	61	53	0.43
Impact of significant items on net income (loss)	$(63)	$4	$0.03	$9	$23	$0.19

Impact of significant items on income from continuing operations before income taxes
Cost of sales	$(11)			$(6)
Selling, general and administrative expenses	(39)			(38)
Impairment charges	—			(1)
Exit and business dispositions	(15)			(7)
Total	$(65)			$(52)
Notes:

(1)	EPS amounts are rounded to the nearest $0.01 and may not add to the total.

(2)	Taxes computed at applicable statutory rates.
* Includes impact from tax settlements, tax valuation allowance adjustments and other costs.
** Includes impact from gain on disposition of Australian Bakery, Fresh Bakery, and North American Foodservice businesses and impact of tax-related matters on dispositions.

Hillshire Brands Continues Strong Momentum In Third Quarter - Page 11

Explanation of Non-GAAP Financial Measures
Management measures and reports Hillshire Brands’ financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). In this release, Hillshire Brands highlights certain items that have significantly impacted the company’s financial results and uses several non-GAAP financial measures to help investors understand the financial impact of these significant items. Other companies may calculate these non-GAAP financial measures differently than Hillshire Brands.
“Significant items” are income or charges (and related tax impact) that management believes have had or are likely to have a significant impact on the earnings of the applicable business segment or on the total company for the period in which the item is recognized that are not indicative of the company’s core operating results and affect the comparability of underlying results from period to period. Significant items may include, but are not limited to: charges for exit activities; consulting and advisory costs; lease and contractual obligation exit costs; impairment charges; tax charges on deemed repatriated earnings; tax costs and benefits resulting from the disposition of a business; impact of tax law changes; gains on the sale of discontinued operations; changes in tax valuation allowances; and favorable or unfavorable resolution of open tax matters based on the finalization of tax authority examinations or the expiration of statutes of limitations. Management highlights significant items to provide greater transparency into the underlying sales or profit trends of Hillshire Brands or the applicable business segment or discontinued operations and to enable more meaningful comparability between financial results from period to period. Additionally, Hillshire Brands believes that investors desire to understand the impact of these factors to better project and assess the longer term trends and future financial performance of the company.
This release contains certain non-GAAP financial measures that exclude from a financial measure computed in accordance with GAAP the impact of the significant items and the impact of dispositions. Management believes that these non-GAAP financial measures reflect an additional way of viewing aspects of Hillshire Brands’ business that, when viewed together with Hillshire Brands’ financial results computed in accordance with GAAP, provide a more complete understanding of factors and trends affecting Hillshire Brands’ historical financial performance and projected future operating results, greater transparency of underlying profit trends and greater comparability of results across periods. These non-GAAP financial measures are not intended to be a substitute for the comparable GAAP measures and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP.
In addition, investors frequently have requested information from management regarding the impact of significant items. Management believes, based on feedback it has received during earnings calls and discussions with investors, that these non-GAAP measures enhance investors’ ability to assess Hillshire Brands’ historical and projected future financial performance. Management also uses certain of these non-GAAP financial measures, in conjunction with the GAAP financial measures, to understand, manage and evaluate our businesses and in planning for and forecasting financial results for future periods. Certain of these measures are also used in determining achievement of compensation under our annual incentive plan. Many of the significant items will recur in future periods; however, the amount and frequency of each significant item varies from period to period.

The following is an explanation of the non-GAAP financial measures presented in this release.
“Adjusted Diluted EPS” excludes from diluted EPS for continuing operations the per share impact of significant items.
“Adjusted Net Sales” for continuing operations for all segments combined or for an indicated business segment excludes from net sales as reported the impact of businesses that have been exited or divested for all periods presented but does not exclude the impact of businesses acquired after the start of the fiscal period presented. Results for businesses acquired are included from the date of acquisition onward.
“Adjusted Operating Income” for continuing operations excludes from operating income the impact of significant items. It also excludes the results of businesses that have been exited or divested for all periods presented but does not exclude the impact of businesses acquired after the start of the fiscal period presented. Results for businesses acquired are included from the date of acquisition onward.

Hillshire Brands Continues Strong Momentum In Third Quarter - Page 12

“Operating Segment Income” for all business segments combined or for an indicated business segment excludes from the applicable operating segment income measure the impact of significant items recognized by that portion of the business during the fiscal period presented and excludes the results of businesses that have been exited or divested for all periods presented but does not exclude the impact of businesses acquired after the start of the fiscal period presented. Results for businesses acquired are included from the date of acquisition onward.

“Adjusted Income from Continuing Operations” excludes from income from continuing operations the impact of significant items related to continuing operations recognized in the fiscal period presented. It does not exclude the impact of businesses that have been exited or divested and does not exclude the impact of businesses acquired after the start of the fiscal period presented. Results for businesses acquired are included from the date of acquisition onward.

“Adjusted income tax expense (benefit)” excludes from income tax expense (benefit) the impact of significant items. It does not exclude the impact of businesses that have been exited or divested and does not exclude the impact of businesses acquired after the start of the fiscal period presented. Results for businesses acquired are included from the date of acquisition onward.

In addition, we include measures such as “Adjusted Cost of Sales,” “Adjusted Gross Profit,” “Adjusted Gross Margin,” and “Adjusted SG&A (excluding MAP)” which exclude the impact of significant items. These measures also exclude the results of businesses that have been exited or divested for all periods presented but do not exclude the impact of businesses acquired after the start of the fiscal period presented. Results for businesses acquired are included from the date of acquisition onward.